UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 5, 2008

CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES, LP

(Exact name of Registrant as specified in its charter)

            Delaware                  0-10831                 94-2744492

      (State or other jurisdiction (Commission            (I.R.S. Employer

           of incorporation)        File Number)        Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Consolidated Capital Institutional Properties, LP, a Delaware limited partnership (the “Registrant”), owns a 100% interest in CCIP Knolls, L.L.C., a Delaware limited liability company (the “Company”).  As previously disclosed, after April 30, 2008, the assets and liabilities of the Company are allocated solely to the holders of Series B Units of the Registrant for all purposes. The Company owns The Knolls Apartments (“The Knolls”), a 262-unit apartment complex located in Colorado Springs, Colorado.

On October 10, 2008, the Company entered into a Purchase and Sale Contract (the “Purchase Agreement”) with a third party, Hamilton Zanze & Company, a California corporation, (the “Purchaser”) to sell The Knolls to the Purchaser for a total sales price of $16,000,000.

On November 5, 2008, the Company and Purchaser entered into a First Amendment to Purchase and Sale Contract (“First Amendment”) pursuant to which the Closing Date was amended to occur on a business day that is not earlier than November 26, 2008 and not later than December 31, 2008.

The First Amendment also added a cross default provision pursuant to which the Purchaser entered into purchase and sale contracts (the “Related Agreements”) with entities (the “Related Sellers”) affiliated with AIMCO Properties, L.P., an affiliate of the Registrant. The Company, the Related Sellers and the Purchaser agreed that a default by any party under the Purchase Agreement or the Related Agreements would be deemed a default under all of the agreements. A termination of the Purchase Agreement or the Related Agreements for any reason is also deemed a termination of all of the agreements.

Item 9.01   Financial Statements and Exhibits

(c)   Exhibits

10.67       First Amendment to Purchase and Sale Contract between CCIP Knolls, L.L.C., a Delaware limited liability company, and Hamilton Zanze & Company, a California corporation dated November 5, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED CAPITAL

INSTITUTIONAL PROPERTIES, LP

By:  CONCAP EQUITIES, INC.

General Partner

By:  /s/Stephen B. Waters

Stephen B. Waters

Vice President

Date: November 10, 2008